UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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REX American Resources Corporation

(Name of Registrant as Specified In Its Charter)

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REX AMERICAN RESOURCES CORPORATION

SUPPLEMENT TO THE PROXY STATEMENT

MAY 26, 2021

On May 7, 2021 Rex American Resources Corporation filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to its Annual Meeting of Stockholders to be held on June 16, 2021. This Supplement should be read in conjunction with the Proxy Statement.

The Proxy Statement did not disclose the treatment of abstentions and broker non-votes for Proposal 3, “An Amendment to the Amended Certificate of Incorporation to Authorize a New Class of Preferred Stock”.

The section captioned “Amendment to the Amended Certificate of Incorporation to Authorize a New Class of Preferred Stock (Item 3)”, on page 16-17, is hereby amended and restated as follows:

AMENDMENT TO THE AMENDED CERTIFICATE OF INCORPORATION TO AUTHORIZE A NEW CLASS OF PREFERRED STOCK

(Item 3)

On April 29, 2021, our Board of Directors approved an amendment to Article IV of the Certificate of Incorporation of the Corporation (the “Articles”), and approved its submission to the shareholders for their approval at the Annual Meeting. The proposed amendment to the Articles authorizes a class of undesignated preferred stock with a par value of $.01 per share and grants our Board of Directors the authority to issue up to 5,000,000 shares of preferred stock with such powers, preferences and rights as our Board of Directors may fix and determine (the “Preferred Stock”). If the Articles are amended to authorize the issuance of the Preferred Stock, our Board of Directors would have discretion to establish series of preferred stock with such powers, preferences and rights and such terms (including, without limitation, dividend or interest rates, conversion prices, voting rights, redemption prices and maturity dates) as our Board determines. If the proposed amendment is approved by our stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any shares of Preferred Stock, other than as may be required by applicable law or stock exchange listing standards. The full text of the proposed amendment to Article IV of the Articles is set forth in Appendix A to this Proxy Statement.

The Company currently has one authorized class of capital stock, its shares of common stock, which have a par value of $.01 per share. The Board believes that it is advisable to include a class of Preferred Stock as part of its authorized capital stock in order to increase the Company’s flexibility to engage in preferred stock financing or to enter into arrangements that provide for the potential issuance of such Preferred Stock in the future. The Company wishes to be in a position to take advantage of any opportunities that might present themselves to the Company, and such opportunities could arise at any time. The availability of shares of Preferred Stock will afford the Company greater flexibility in acting upon opportunities and transactions, including strategic acquisitions, if any, which may arise. Future issuances of shares of the Preferred Stock could have the effect of making it more difficult for a person to acquire control of the Company and remove management. At this time, there are no current specific plans, understandings or arrangements for the use of the Preferred Stock.

The affirmative vote of holders of a majority of shares entitled to vote at the Annual Meeting is required to approve the proposed amendment to Article IV of the Company’s Articles. Abstentions and broker non-votes will have the effect of a vote against this proposal. If the amendment is not approved by the stockholders, the Company’s Articles, which do not contain a class of preferred stock, will continue in effect. The proposed amendment, if adopted by the required majority vote of the stockholders, will become effective on the date on which the Certificate of Amendment to the

Articles is filed with the Secretary of State of Delaware. Proxies will be voted in favor of the following resolution unless otherwise instructed by the shareholders. The resolution states:

“RESOLVED, that Article IV of the Certificate of Incorporation of REX American Resources Corporation be amended by deleting the current Article IV and replacing it with the form of Article IV set forth in Appendix A to the Proxy Statement dated May 7, 2021.”

The Board of Directors recommends a vote FOR approval of the Amendment to our Certificate of Incorporation.

This Supplement has been filed with the Securities and Exchange Commission and first made available to stockholders on May 26, 2021.